Exhibit 99.1
Lima Energy Signs 10-year Ultra Clean Synthetic Crude Contract

Lima, Ohio, USA: October 1, 2013 – Lima Energy Company, a subsidiary of USA Synthetic Fuel Corporation in Washington, D.C., has signed a contract to supply up to 80 million barrels of oil equivalent (boe) of Ultra Clean Synthetic Crude (“UCSC”) to Husky Energy’s Lima Refinery over ten years.

The Ultra Clean Synthetic Crude represents a breakthrough in low cost clean energy, as it is sold at a discount to the oil market and is a high quality product with less than 1 part per million (ppm) sulfur content.  In addition, the UCSC will be manufactured next door to the Lima Refinery, eliminating the significant supply costs and logistics of transporting oil.

The contract calls for volumes of up to 22,000 barrels per day (bpd) starting with an initial production volume of about 7,000 bpd.

“We are delighted to be in a position to deliver an ultra clean high tech synthetic crude product to the Lima Refinery,” remarked Harry H. Graves, Chairman of the Lima Energy Company.  The Lima Refinery currently supplies about 25% of Ohio’s total gasoline needs.

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology company focused on building ultra clean Btu converters designed to enable America’s greatest natural energy resources to be transformed into low cost synthetic fuel products:  transportation fuel (UCSC, diesel, jet, gasoline), pipeline quality synthetic natural gas (SNG) and hydrogen.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The Company’s leading Btu Converters are in development and/or construction and are designed to produce 100,000 barrels of oil equivalent (boe) per day of low cost synthetic fuel.  The Company has established the long term business objective of manufacturing and delivering 2 million boe/day of low cost synthetic fuel in the USA by 2030.  The Company owns or controls 1.2 billion boe in solid hydrocarbon energy assets.

Forward-Looking Statements
Statements that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, or similar terms, or variations.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in the company’s periodic reports.

Contact:

ICR, LLC
Theodore Lowen
ted.lowen@icrinc.com
646-277-1238